Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and the use of our report dated May 29, 2013, in this Registration Statement on Form N-2 to be filed on or about September 6, 2013, of Capitala Finance Corp.

New York, New York

September 6, 2013

A member firm of Ernst & Young Global Limited